                                 CODE OF ETHICS

SCOPE AND PURPOSE

Set forth below is the Code of Ethics (the "Code") for Schroder Investment
Management North America Inc. ("SIM NA"), as required by Rule 204A-1 under the
Investment Advisers Act of 1940 (the "Advisers Act"). The purpose of the Code is to set forth standards of conduct that govern the activities of all personnel to ensure that the business is conducted in a manner that meets the high standards required by our fiduciary duty to clients and in compliance with all legal and regulatory requirements to which the business is subject.

This Code of Ethics applies to all officers, directors and employees (full and part time) of SIM NA ("Access Persons"), all associated persons of Schroder Fund
Advisors, Inc. ("SFA") who are also employees of SIM NA and all persons employed by any subsidiary of Schroders plc ("Schroders') who are deemed Access Persons, to wit, employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients, as well as personnel who are aware of portfolio holdings of registered investment companies advised or subadvised by SIM NA or its affiliates ("Reportable Funds").

The Code imposes restrictions on personal securities transactions that are designed to prevent any conflict or the appearance of any conflict of interest between Access Persons' trading for their personal accounts and securities transactions initiated or recommended for clients. The Code also provides procedures to ensure that securities transactions undertaken by Access Persons, whether for clients or for personal purposes, do not involve the misuse of material non-public information, including sensitive information relating to client portfolio holdings and transactions being considered to be undertaken on behalf of clients. Therefore, incorporated within the Code are an Insider
Trading Policy and a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel pursuant to Rule 204A-1 and
Rule 204-2(a)(12) under the Advisers Act, Rule 17j-1 under the Investment
Company Act of 1940 (the "Investment Company Act") and Section 204A of the
Advisers Act. To the extent that associated persons of SFA are subject to the
Code, it incorporates the requirements of Section 20A of the Securities Exchange
Act of 1934 (the "Exchange Act").

STATEMENT OF POLICIES

FIDUCIARY RESPONSIBILITY UNDER THE ADVISERS ACT

The basic precept of the Advisers Act is that an adviser has a fiduciary responsibility to its client. While this fiduciary duty is not specifically set forth in the Advisers Act, the Supreme Court has interpreted the Advisers Act's anti-fraud provisions as including this duty. This obligation is meant to eliminate conflicts of interest and potential conflicts of interest and to prevent an adviser from exploiting its client's trust. Under this fiduciary obligation, an adviser must be careful to avoid any conscious or subconscious rendering of advice or engage in any activity which is not in the best interest of its client. By eliminating conflicts or potential conflicts of interest, or by fully disclosing such conflict or potential conflict, it is anticipated that the adviser will be better able to provide disinterested advice. Where the advice rendered is not disinterested, the fiduciary relationship may be breached, even if the client suffers no loss.

It is SIM NA's policy to support and encourage an environment where all employees are sensitive to the obligations of the adviser and all clients are treated with the utmost consideration for what is in their best interests. All communications with clients must be accurate and made in a timely manner. All material information must be fully and clearly disclosed.

Compliance Policies and procedures have been adopted by SIM NA in order to meet all legal obligations to our clients, particularly those arising under the federal securities laws and ERISA. Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. These conflicts may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client. Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients. Portfolio managers are discouraged from "portfolio pumping" and "window dressing," two practices which would mislead investors as to a fund's performance or the stock selection ability of its managers.

SIM NA has adopted procedures that require: (i) disclosure of certain information to clients; (ii) obtaining client consent; or (iii) prohibiting or restricting certain actions or activities. The Compliance Department's role is to ensure that appropriate procedures are adopted by the business and that such procedures

are followed.

SIM NA has a Gifts and Entertainment Policy that prohibits employees from giving or receiving gifts and entertainment that are excessive in nature. We take steps to reasonably ensure that we do not offer, give, solicit or accept any gift if it is likely to conflict to a material extent with any duty we owe to our clients or any duty which such recipient firm owes to its customers.

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any SIM NA policy, such employee must promptly report such conduct to the Chief Compliance Officer or his/her designee. All information about potential or suspected violations reported to the Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. SIM NA's policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Standards of Care

(A)  CONFIDENTIALITY

     Personnel are expected to honor the confidential nature of company and client affairs. Information designated as confidential shall not be communicated outside of SIM NA or other affiliated companies of Schroders other than to advisers consulted on a confidential basis, and shall only be communicated within Schroders on a "need to know" basis or as otherwise authorized by management in conformity with the Code.

     Personnel must also avoid making unnecessary disclosure of ANY internal information concerning SIM NA, Schroders, or their affiliates and their business relationships and must use such information in a prudent and proper manner in the best interests of SIM NA, and its clients.

(B)  LEVEL OF CARE

     Personnel are expected to represent the interests of SIM NA and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings, including but not limited to compliance with all applicable regulations and laws, and to avoid illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of the Schroder companies in relation to which a person is a director, officer or employee.

(C)  FIDUCIARY DUTIES

     All personnel have fiduciary duties:

     (i)  at all times to place the interests of clients before their own and not to take inappropriate advantage of their position, and

     (ii) to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility

(D)  REQUIREMENTS

     (i)  All supervised persons, to wit, all officers, directors and employees of SIM NA who are subject to the supervision and control of SIM NA, are required to comply with all federal securities laws applicable to
          SIM NA's business.

     (ii) Personnel are required to comply with the Insider Trading Policy and
          Personal Securities Transactions Policy incorporated herein.

COMPLIANCE

The Compliance Department is responsible for ensuring that a copy of the Code,is delivered to all persons at the commencement of their employment withSIM NA and that any amendments thereto are timely distributed to all employees. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities hereunder and on an annual basis to certify compliance with it on the form provided. Further, each new employee must meet with the Chief Compliance Officer within two (2) weeks of his/her initial employment for orientation relating to this Code.

QUESTIONS

All questions about an individual's responsibilities and obligations under the
Code of Ethics should be referred to SIM NA's Chief Compliance Officer.

OUTSIDE DIRECTORSHIPS

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorization of the Chairman or Chief
Executive of SIM NA or, in their absence, the Chief Compliance Officer or the
Head of Group Risk and Compliance based upon a determination that the board service would be consistent with the interests of Schroders' clients. If permission to serve as a director is given, the company will be placed permanently on Section Two of SIM NA's Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

                             INSIDER TRADING POLICY

THE SCOPE AND PURPOSE OF THE POLICY

It is a violation of United States federal law and a serious breach of SIM NA's policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients, while in possession of material, nonpublic information ("inside information") which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, SIM NA, and our affiliates, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of SIM NA. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIM NA
(or an affiliate) acts an adviser to disclose such information to a party who has "no need to know" or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA")
requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define
"insider trading", the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

MATERIALITY

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's

earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager or analyst may receive information about an issuer's earnings or a new product in a private communication with the issuer.
Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information which emanates from outside the corporation but affects the market price of an issuer's securities can also be inside information. For example, inside information can also originate within SIM NA itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIM NA itself on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier's decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the
Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, nonpublic information.

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1.   Personnel who acquire non-public information (that may possibly be material) about a company are immediately prohibited from:

     (a)  trading in the securities of that company or related securities and financial instruments (as defined below) whether for client accounts or for any personal accounts, and

     (b)  communicating the information either inside or outside SIM NA except as provided below.

2.   Personnel who acquired non-public information should report the matter to the Chief Compliance Officer.

3.   After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communicating, or the restrictions on trading and communicating the information will be lifted.

4.   Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others within SIM NA and Schroders who do not have a "need to know."

5.   Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others outside of SIM NA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds' portfolio holdings disclosure policy.

PENALTIES

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation.
Penalties include:

     1)   civil injunctions;

     2)   disgorgement of profits;

     3)   treble damages - fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

     4)   fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided;
          and

     5)   jail sentences.

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC

Special restrictions apply to trading in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.   Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.   Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules which can be found on Group Compliance's intranet website.

SIM  NA RESTRICTED LIST

The SIM NA Restricted List is circulated only to those employees responsible for placing securities trades.

SECTION ONE: No personnel may place trades in any securities, which term includes options, warrants, debentures, futures, etc., on such securities, of any company on Section One of the SIM NA Restricted List for any account whatsoever, including client accounts or personal accounts at any time.

SECTION TWO: Trades in the securities or related securities of any company on
Section Two of the SIM NA Restricted List (which contains those companies that have an officer of SIM NA on their board of directors, or where SIM NA manages a part of their balance sheet assets, i.e., corporate cash rather than pension fund assets) may only be undertaken with the written permission of Compliance
Department.

No approval to trade will be given:

(i)  for any securities of a company currently on Section One of the SIM NA
     Restricted List;

(ii) for any security of a company on Section Two of the SIM NA Restricted List because an officer of SIM NA serves as a director of that company unless confirmation from that company's Secretary or similar officer is obtained that its directors are not in possession of material price sensitive information with respect to its securities. Permission to trade in the securities of any company on Section Two of the SIM NA Restricted List because SIM NA manages balance sheet assets for that company (as opposed to pension fund assets) will only be given if confirmation is obtained from the portfolio manager responsible for that client that SIM NA does not hold any price sensitive information with respect to that company. Permission will not, in any event, be given to any personnel personally involved in the management of that client's account.

                        PERSONAL SECURITIES TRANSACTIONS
                                     POLICY

SUMMARY

All employees of SIM NA are subject to the restrictions contained in this
Personal Securities Transactions Policy (the "Policy") with respect to their securities transactions. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy ("Covered Accounts"), securities covered by this Policy
("Covered Securities"), reports required by this Policy and the procedures for compliance with this Policy.

o    All purchases or sales of Covered Securities (generally, stocks and bonds)
     by employees, and certain of their family members, must be precleared, except as noted below.

o    All employees must execute their transactions in Covered Securities either through Charles Schwab or Salomon Smith Barney. o Access Persons (as
     defined below) are prohibited from purchasing or selling a Covered Security within seven calendar days before or after a client has traded in the same
     (or a related) security unless a de minimis exception applies.

o    De minimis exceptions: There is a de minimis exception pertaining to transactions of up to 500 shares per week of a large cap US equity or the ordinary equivalent number of shares of non-US large cap companies trading in the US as American Depository Receipts or American Depository Shares
     ("ADRs").

o    Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.

o    Any employee wishing to buy U.S. securities, directly or indirectly, in an initial public offering or a private placement must receive prior permission from the Chief Compliance Officer.

o    All employees must report all trades in the Schroder Funds and any
     Reportable Fund, as defined, supra. For purposes of this Policy, accounts in the Schroder Funds are deemed "Covered Accounts." See definition below.

o    All transactions in the Schroder Funds and in Reportable Funds are subject to a 60 day holding period.

ACCESS PERSON means any director or officer of SIM NA, SFA and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients' purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

ADVISORY PERSON is any employee of SIM NA who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any advisory client or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

COVERED SECURITIES

Securities, such as stocks, bonds and options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered
Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

NOT COVERED BY THIS POLICY ARE:

o    shares in any open-end US registered investment company (mutual fund), including Exchange Traded Funds ("ETFs", SPDRs, etc.), OTHER THAN
     REPORTABLE FUNDS

o    shares issued by money market funds

o    shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

o    securities which are direct obligations of the U.S. Government (i.e.,
     Treasuries)

o    bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)

IF A SECURITY IS NOT COVERED BY THIS POLICY, YOU MAY PURCHASE OR SELL IT WITHOUT
OBTAINING PRECLEARANCE AND YOU DO NOT HAVE TO REPORT IT.

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(1) High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating
Organization, or which is unrated but is of comparable quality.

COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes IRA accounts. Under the Policy, accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support) are considered your accounts under this Policy.

IF YOU ARE IN ANY DOUBT AS TO WHETHER AN ACCOUNT FALLS WITHIN THIS DEFINITION OF
COVERED ACCOUNT, PLEASE SEE COMPLIANCE. FURTHER, IF YOU BELIEVE THAT THERE IS A
REASON THAT YOU ARE UNABLE TO COMPLY WITH THE POLICY, FOR EXAMPLE, YOUR SPOUSE
WORKS FOR ANOTHER REGULATED FIRM, YOU MAY SEEK A WAIVER FROM COMPLIANCE.

BLACK OUT PERIODS - ACCESS PERSONS ONLY

o    In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients,(2) Access
     Persons will not be able to execute a trade in a Covered Security within seven calendar days before or after a client has traded in the same (or a related) security unless a de minimis exception applies.

o    De minimis exception -: Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ will be approved regardless of whether there are outstanding client orders. The exception applies to transactions involving no more than 500 shares per issuer (or the equivalent number of shares represented by ADRs) in securities of companies with market capitalizations of $7 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts to control up to
     500 shares in the underlying security of such large cap company.

o    Preclearance is required for all de minimis transactions.

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(2) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

 HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading. Any personnel who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

TRADES BY EMPLOYEES IN THE SCHRODER FUNDS AND IN OTHER REPORTABLE FUNDS ARE
SUBJECT TO A 60 DAY HOLDING PERIOD. SECURITIES MAY NOT BE SOLD OR BOUGHT BACK
WITHIN 60 DAYS AFTER THE ORIGINAL TRANSACTION WITHOUT THE PERMISSION OF THE
CHIEF COMPLIANCE OFFICER.
ACCESS PERSONS CANNOT PURCHASE OR SELL THE SAME COVERED SECURITY WITHIN 60 DAYS
IF SUCH TRANSACTIONS WILL RESULT IN A PROFIT.

 The Short Term Trading Prohibition shall not pertain to the exercise of a call sold by an employee to cover a long position. However, although an Access Person may purchase a put to cover a long position, the exercise of such put will only be approved if the underlying security was held for the minimum required period
(60 days). The exercise of a covered put is subject to the same preclearance and reporting requirements as the underlying security.

PRECLEARANCE

The following section addresses how to obtain preclearance, when you may trade and how to establish an account. The procedures vary in detail, depending upon where you work, but do not vary in principle. For ease of understanding, this section is divided according to geographic area.

IF AN EMPLOYEE FAILS TO PRECLEAR A TRANSACTION IN A COVEREDSECURITY, S/HE MAY BE
MONETARILY PENALIZED, BY FINE OR DISGORGEMENT OF PROFITS OR AVOIDANCE OF LOSS.
VIOLATIONS OF THIS POLICY WILLBE REPORTED TO SIM NA'S BOARD OF DIRECTORS AND
WILL RESULT IN REPRIMANDS AND COULD ALSO AFFECT THE PERSON'S EMPLOYMENT AT SIM
NA.

US-BASED PERSONNEL

o    All US-based personnel are required to maintain their Covered Accounts at either Charles Schwab or Salomon Smith Barney ("SSB"). Mutual funds are not required to be held in a brokerage account; they may be held directly with the fund company.

o    Personnel on secondment from London may apply to Compliance for a waiver of the requirement to maintain their Covered Accounts at Schwab or SSB.
     However, any seconded employee wishing to trade in US securities must follow the procedures as set forth for US-based personnel unless waived by
     Compliance. Seconded employees who do not maintain Covered Accounts in the
     US are required to follow the procedures set forth in The PA Rules and obtain the appropriate clearance from London.

o    Preclearance is obtained by completing a Request to Trade Form. Clearance must be obtained from the appropriate asset class manager and then from
     Compliance. Attached to this Policy is a list of the personnel who may preclear a trade. PLEASE NOTE - TRANSACTIONS IN SECURITIES WHOSE MARKET
     CAPITALIZATION IS BETWEEN $3 BILLION AND $7 BILLION WILL NEED TO OBTAIN
     CLEARANCE FROM BOTH THE SMALL CAP/SMID ASSET CLASS MANAGER AND THE LARGE
     CAP ASSET CLASS MANAGER.

o    Preclearance is valid until close of business on the next business day following receipt of preclearance. If the transaction has not been executed within that timeframe, a new preclearance must be obtained. Please be sure to give the original Request to Trade Form to Compliance and keep a copy for yourself.

IF YOU WISH TO PURCHASE AN INITIAL PUBLIC OFFERING(3) OR SECURITIES IN A PRIVATE
PLACEMENT(4) YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.

The following transactions do not require pre-clearance:

o    Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary. Compliance must receive evidence of the delegation.

o    Transactions which are non-volitional on the part of the employee (i.e., the receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance.

o    Purchases of the stock of a company pursuant to an automatic investment plan which is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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(3) An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

(4) A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.

o    The receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security and the sale of such rights. However, if you purchase the rights from a third-party, the transaction must be pre-cleared. Likewise, the sale of such rights must be pre-cleared.

TORONTO AND MEXICO CITY BASED EMPLOYEES

 All Toronto and Mexico City based SIM NA personnel may maintain Covered
Accounts at the brokerage firm of their choosing, provided that Compliance (New
York) is notified. These employees are required to provide Compliance with copies of monthly/periodic account statements and trade confirmations.

Preclearance is obtained in the same manner as for US-based personnel. Once you have obtained preclearance, you must complete the transaction by the close of the following business day. Please be sure to send the original Request to Trade
Form to Compliance and to keep a copy for yourself.

ALL OTHER ACCESS PERSONS

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons' personal transactions will be maintained locally in accordance with Rule 204-2(a)(12)
under the Advisers Act and made available to representatives of the US
Securities and Exchange Commission upon request.

REPORTING REQUIREMENTS

All personnel are required to report their transactions in Covered Securities, which SIM NA must review, as follows.

Reports of Each Transaction in a Covered Security

o    Personnel are required to report to Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a Personal Account the following information:

         name of security
         exchange ticker symbol or CUSIP
         nature of transaction (purchase, sale, etc.)
         number of shares/units or principal amount
         price of transaction
         date of trade
         name of broker
         the date the Access Person submits the report

SSB and Schwab provide the Compliance Department with a daily report of the above information with respect to any personal securities transactions executed by US-based personnel. Toronto and Mexico based personnel may discharge these obligations by arranging in advance for copies of contract notes/confirmations for all their transactions to be sent automatically to Compliance.

Any personnel seconded to New York who are granted a waiver from the requirement to maintain personal accounts at SSB or Schwab shall, within thirty (30) days after the end of each calendar quarter, provide SIM NA Compliance with copies of all preclearance forms and contract notes for transactions executed during the preceding quarter.

Initial Employment

No later than 10 days after initial employment with SIM NA, each employee must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more that 45 days prior to the date such person became an employee, must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities), The employee must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee,. The report must be signed by the employee and the date of submission noted thereon.

Quarterly Reports

o    No later than 30 days after the end of each calendar quarter, each employee will provide Compliance with a report of all transactions in Covered
     Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered
     Account was established, must also be made. The report must be signed by the employee and the date of submission noted thereon.

o    TRANSACTIONS IN SHARES OF THE SCHRODER FUNDS AND IN OTHER REPORTABLE FUNDS
     MUST BE REPORTED, INCLUDING TRANSACTIONS IN THE NOW COMBINED SCHRODER
     401(K) AND DEFINED CONTRIBUTION PLANS. ONLY EXCHANGES MUST BE REPORTED;
     PAYROLL DEDUCTIONS AND CHANGES TO FUTURE INVESTMENT OF PAYROLL DEDUCTIONS
     DO NOT NEED TO BE REPORTED. ALL TRANSACTIONS IN THE SERP MUST ALSO BE
     REPORTED, INCLUDING INITIAL INVESTMENTS AND EXCHANGES.

Annual Reports

Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, exchange ticker symbol or CUSIP, number of shares and principal amount of each
Covered Security the employee owns (as defined above) and the names of all
Covered Accounts. The report must be signed by the employee and the date of submission noted thereon.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers
Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of SIM NA, will furnish to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or subadviser, a written report that:

(i)  Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii) Certifies that the SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:   October 1, 1995
Amended:   May 15, 1996
           May 1, 1997
           June 12, 1998
           June 2, 1999
           March 14, 2000
           August 14, 2001
           June 23, 2003
           October 23, 2003
           December 9, 2003
           May 11, 2004
           January 14, 2005

                                    APPENDIX

The following members of the Compliance Department are authorized to preclear personal transactions:

Barbara Brooke Manning
Evett Lawrence
Brendan Dunphy
Brian Murphy

The following portfolio managers are authorized to preclear personal transactions:

         US Large Cap:                     Grant Cowley, Jonathan Armitage
         US Small Cap/SMID:                Jenny Jones, Robert Starbuck
         US Fixed Income:                  Steven Lear
         Municipal Bonds                   David Baldt, Sue Beck
         ADRs and non-US Securities:       Compliance